EXHIBIT 10.1

AMENDMENT NO. 2 TO ADVISORY AGREEMENT

THIS AMENDMENT NO. 2 TO ADVISORY AGREEMENT, dated as of November 2, 2015 is entered into among GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, Inc., a Maryland corporation (the “Company”), GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership and GRIFFIN CAPITAL ESSENTIAL ASSET ADVISOR II, LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

WHEREAS, the Company, the Operating Partnership and the Advisor are parties to an Advisory Agreement dated July 31, 2014, as amended by that certain Amendment No. 1 to Advisory Agreement dated March 18, 2015 (together, the “Advisory Agreement”), pursuant to which the Advisor agreed to provide certain services to the Company and the Operating Partnership, and the Company agreed to provide certain compensation to the Advisor in exchange for such service;

WHEREAS, on June 16, 2015, the parties hereto mutually consented to continue the Advisory Agreement in force until August 12, 2015, subject to an unlimited number of successive one (1) year renewals upon the mutual consent of the parties, as provided in Section 14.1 of the Advisory Agreement;

WHEREAS, on August 12, 2015, the Company reviewed the terms of the Advisory Agreement, determined that the terms of the Advisory Agreement are fair and reasonable to the Company and renewed the Advisory Agreement for an additional one (1) year term; and

WHEREAS, in connection with the Company’s decision to sell shares of Class T common stock and cease offering shares of Class A common stock, the Company, the Operating Partnership and the Advisor have determined that it is advisable to enter into an additional amendment to the Advisory Agreement to clarify expenses incurred by the Company and Advisor and fees paid to the Advisor.

NOW THEREFORE, the Company, the Operating Partnership and the Advisor hereby modify and amend the Advisory Agreement as follows:

1.	Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Advisory Agreement.

2.	Amendments to Advisory Agreement.

The following term defined in Article I is hereby removed and replaced with the following:

“Capped O&O Expenses” means all Organizational and Offering Expenses (excluding Sales Commissions, the dealer manager fee and stockholder servicing fees) in excess of 3.5% of the Gross Proceeds raised in a completed Offering other than Gross Proceeds from Stock sold pursuant to the Distribution Reinvestment Plan.

Section 9.1 is hereby removed and replaced with the following:

9.1    Acquisition Fees. The Company will pay the Advisor, as compensation for the services described in Section 4.2, Acquisition Fees in an amount up to 3.85% of the Contract Purchase Price of each Property at the time and in respect of funds expended for the acquisition or development of a Property. The Acquisition Fees consist of a 2.0% base acquisition fee and up to an additional 1.85% contingent acquisition fee (the “Contingent Acquisition Fee”). The amount of the Contingent Acquisition Fee paid upon the closing of an acquisition will be reviewed on an acquisition by acquisition basis and such payment shall not exceed the then outstanding amounts paid by the Advisor for dealer manager fees and Organizational and Offering Expenses at the time of such closing. The Advisor may waive or defer all or a portion of the Acquisition Fee at any time and from time to time, in the Advisor’s sole discretion. The purchase price allocable for a Property held through a Joint

Venture shall equal the product of (a) the Contract Purchase Price of the Property and (b) the direct or indirect ownership percentage in the Joint Venture held directly or indirectly by the Company or the Operating Partnership. For purposes of this Section 9.1, “ownership percentage” shall be the percentage of capital stock, membership interests, partnership interests or other equity interests held by the Company or the Operating Partnership, without regard to classification of such interests. The total of all Acquisition Fees and Acquisition Expenses shall be limited in accordance with the Charter.

Section 10.1(a) is hereby removed and replaced with the following:

(a)     reimbursements for Organizational and Offering Expenses in connection with an Offering (to the extent such expenses exceed 1.0% of Gross Proceeds from the Offering), provided, however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent (i) there are Capped O&O Expenses borne by the Company or (ii) Organization and Offering Expenses borne by the Company (including Sales Commissions, dealer manager fees, stockholder servicing fees and non-accountable due diligence expense allowance but not including Acquisition Fees or Acquisition Expenses) exceed 15% of the Gross Proceeds raised in a completed Offering;

3.	Amendment. This Amendment may not be amended or modified except in writing signed by all parties.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

5.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Advisory Agreement to be effective for all purposes as of the date first above written.

THE COMPANY:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

By:	/s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer

THE OPERATING PARTNERSHIP:

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P.

By:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC., ITS GENERAL PARTNER

By:	/s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer

THE ADVISOR:

GRIFFIN CAPITAL ESSENTIAL ASSET ADVISOR II, LLC

By:	/s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer